Exhibit 99.1

FOR IMMEDIATE RELEASE

REINSURANCE GROUP OF AMERICA

ANNOUNCES PRICING OF SENIOR NOTES AND SUBORDINATED DEBENTURES

ST. LOUIS, June 1, 2016 – Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that it has priced an aggregate principal amount of $400 million of 3.95 percent senior notes due 2026 and an aggregate principal amount of $400 million of 5.75 percent fixed-to-floating rate subordinated debentures due 2056, in each case pursuant to a public offering. RGA expects to use the net proceeds from the offerings to repay upon maturity its $300 million 5.625% senior notes that mature in March 2017, and for general corporate purposes.

Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc. and RBC Capital Markets, LLC are acting as the joint book-running managers for the senior notes offering. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and HSBC Securities (USA) Inc. are acting as the joint book-running managers for the subordinated debentures offering.

The senior notes have a 10-year, three-month final maturity, with a par-call option three months prior to maturity, an issue price of 99.996 percent and feature a fixed-rate coupon of 3.95 percent, payable semiannually. RGA expects to complete the offering of the senior notes on June 8, 2016, subject to customary closing conditions.

The subordinated debentures have a 40-year final maturity, an issue price of $25 per debenture and feature a fixed-rate coupon of 5.75 percent, payable quarterly in arrears commencing on, and including, September 15, 2016, to and including June 15, 2026. Commencing on, and including, June 15, 2026, to the maturity date unless redeemed or repaid earlier, the subordinated debentures will bear interest at an annual rate equal to the sum of three-month LIBOR, reset quarterly, plus 4.04 percent (provided that any such sum will not be less than zero), payable quarterly in arrears commencing on September 15, 2026. RGA expects to complete the offering of the subordinated debentures on June 8, 2016, subject to customary closing conditions.

The senior notes offering and the fixed-to-floating rate subordinated debentures offering are being conducted as separate public offerings by means of separate prospectus supplements filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on Form S-3, and neither of these offerings is contingent upon the consummation of the other. This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the senior notes or subordinated debentures in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Each offering is being made solely by means of a prospectus and prospectus supplement.

Copies of the prospectus and prospectus supplement relating to the senior notes may be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by e-mail at barclaysprospectus@broadridge.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, by telephone at (212) 834-4533 or by fax at (212) 834-6081; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, by e-mail at dg.prospectus_requests@baml.com; U.S. Bancorp Investments, Inc., 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Debt Capital Markets, by telephone at (877) 558-2607; or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Debt Capital Markets, by telephone at (866) 375-6829 or by e-mail at RBCNYFixedIncomeProspectus@rbccm.com. Copies of the prospectus and prospectus supplement relating to the subordinated debentures may be obtained by contacting J.P. Morgan

Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, by telephone at (212) 834-4533 or by fax at (212) 834-6081; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, by e-mail at dg.prospectus_requests@baml.com; Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, by telephone at (800) 645-3751 or by e-mail at wfscustomerservice@wellsfargo.com; or HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attention: Transaction Management, by telephone at (866) 811-8049. Before you invest, you should read the applicable prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the SEC for more complete information about RGA and these offerings. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or by contacting the underwriters with your request.

About Reinsurance Group of America

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Brazil, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $3.1 trillion of life reinsurance in force, and assets of $52.2 billion as of March 31, 2016.

# # #

Reinsurance Group of America, Incorporated

Jeff Hopson, (636) 736-7000

Senior Vice President, Investor Relations